Exhibit 99.1

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Cboe Global Markets Reports Results for Third Quarter 2023

Third Quarter Highlights*

●	Diluted EPS for the Quarter of $1.95, Up 38 percent
●	Record Adjusted Diluted EPS¹ for the Quarter of $2.06, Up 18 percent
●	Record Net Revenue for the Quarter of $480.5 million, Up 9 percent
●	Reaffirms High End of Organic Total Net Revenue Growth[2] Range of 7 to 9 percent in 2023; Reaffirms Data and Access Solutions Organic Net Revenue Growth Target[2] of 7 to 10 percent
●	Decreases 2023 Adjusted Operating Expense Guidance[2] to $754 to $762 million, from $766 to $774 million.

CHICAGO, IL – November 3, 2023 - Cboe Global Markets, Inc. (Cboe: CBOE) today reported financial results for the third quarter of 2023.

“Cboe reported strong earnings, record adjusted earnings, and record net revenues for the third quarter of 2023 as we continued to execute on our strategic initiatives,” said Fredric Tomczyk, Cboe Global Markets Chief Executive Officer. “We saw strong performance from our Derivatives and Data and Access Solutions categories during the quarter, and Cboe remains incredibly well-positioned to help customers of all sizes navigate ever-changing market conditions with a toolkit of tradeable products and data solutions. Since taking over as CEO six weeks ago, I have been impressed with the fortitude of the Cboe team and their focus on our clients. I could not be more pleased to lead Cboe in its next chapter of growth as we work to deliver long-term shareholder value.”

“In the third quarter, Cboe produced another quarter of strong earnings and record-setting net revenue and adjusted earnings results,” said Jill Griebenow, Cboe Global Markets Executive Vice President, Chief Financial Officer and Chief Accounting Officer. “Our Derivatives business continued to lead the way, delivering a 15% year-over-year net revenue increase in the third quarter of 2023. Data and Access Solutions net revenue trends remained solid, increasing by 9% year-over-year, while Cash and Spot Markets net revenue decreased by 6% given the challenging volume environment. Moving forward, we expect to be at the high end of our unchanged organic total net revenue growth2 target of 7-9% for 2023, and we continue to anticipate Data and Access Solutions organic net revenue growth2 will finish in the range of 7-10%. Our adjusted operating expense guidance2 range for 2023 moves lower to $754 to $762 million from $766 to $774 million. We are excited by the strong volume trends in our core proprietary products as we look to close out 2023, and we look forward to driving durable returns for Cboe shareholders in the quarters ahead.”

*All comparisons are third quarter 2023 compared to the same period in 2022.

(1)A full reconciliation of our non-GAAP results to our GAAP (“Generally Accepted Accounting Principles”) results is included in the attached tables. See "Non-GAAP Information" in the accompanying financial tables.

(2)Specific quantifications of the amounts that would be required to reconcile the company’s organic net revenue growth guidance, adjusted operating expenses guidance and the effective tax rate on adjusted earnings guidance are not available. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition-related revenues and expenses that would be required to reconcile to GAAP revenues less cost of revenues, GAAP operating expenses and GAAP effective tax rate, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s organic net revenue growth guidance, adjusted operating expenses and the effective tax rate on adjusted earnings would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

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Consolidated Third Quarter Results -Table 1

Table 1 below presents summary selected unaudited condensed consolidated financial information for the company as reported and on an adjusted basis for the three months ended September 30, 2023 and 2022.

Table 1
Consolidated Third Quarter Results					3Q23	3Q22
($ in millions except per share)	3Q23	3Q22	Change		Adjusted[1]	Adjusted[1]	Change
Total Revenues Less Cost of Revenues	$480.5	$442.4	9%		$480.5	$442.4	9%
Total Operating Expenses	$209.3	$205.6	2%		$180.3	$172.8	4%
Operating Income	$271.2	$236.8	15%		$300.2	$269.6	11%
Operating Margin %	56.4%	53.5%	2.9	pp	62.5%	60.9%	1.6	pp
Net Income Allocated to Common Stockholders	$207.1	$149.6	38%		$218.9	$185.2	18%
Diluted Earnings Per Share	$1.95	$1.41	38%		$2.06	$1.74	18%
EBITDA[1]	$319.7	$284.7	12%		$320.5	$287.1	12%
EBITDA Margin %[1]	66.5%	64.4%	2.1	pp	66.7%	64.9%	1.8	pp

●	Total revenues less cost of revenues (referred to as “net revenue”) of $480.5 million increased 9 percent, compared to $442.4 million in the prior-year period, reflecting increases in derivatives markets and data and access solutions net revenue, partially offset by a decrease in cash and spot markets net revenue.
●	Total operating expenses were $209.3 million versus $205.6 million in the third quarter of 2022, an increase of $3.7 million. Adjusted operating expenses[1] of $180.3 million increased 4 percent compared to $172.8 million in the third quarter of 2022. These increases were primarily due to higher technology support services, professional fees and outside services, and travel and promotional expenses, partially offset by a decline in compensation and benefits primarily due to a $9.5 million benefit from executive changes.
●	The effective tax rate for the third quarter of 2023 was 22.9 percent as compared with 34.4 percent in the third quarter of 2022. The lower effective tax rate in 2023 is primarily a result of the release of income tax reserves associated with penalties and interest thereon as a result of the remeasurement of tax reserves related to Section 199 deduction claims which were in dispute with the Internal Revenue Service (“IRS”). The Company has reached a settlement with the IRS under which the Company has conceded all the claimed Section 199 deductions in exchange for the IRS’s concession of penalties asserted on the Company’s Section 199 deductions. Although the parties had not completed all legal procedures to affect the settlement at September 30, 2023, the IRS provided a written response agreeing to these terms prior to September 30, 2023. The Company accordingly remeasured its Section 199 tax reserve liabilities and released its reserves associated with penalties and interest thereon for its Section 199 claims as of September 30, 2023. Subsequent to September 30, 2023, the parties have completed all legal procedures to affect the settlement. The effective tax rate on adjusted earnings[1] was 26.4 percent, a decrease of 2.6 percent when compared with 29.0 percent in last year’s third quarter. The lower effective tax rate on adjusted earnings in 2023 is primarily due to a decrease in non-deductible compensation resulting from executive changes.
●	Diluted EPS for the third quarter of 2023 increased 38 percent to $1.95 compared to the third quarter of 2022. Adjusted diluted EPS[1] of $2.06 increased 18 percent compared to 2022’s third quarter results.

Business Segment Information:

Table 2
Total Revenues Less Cost of Revenues by
Business Segment
(in millions)	3Q23	3Q22	Change
Options	$290.8	$255.5	14%
North American Equities	95.1	96.7	(2)%
Europe and Asia Pacific	45.6	44.5	2%
Futures	32.4	28.4	14%
Global FX	18.3	17.3	6%
Digital	(1.7)	—	* %
Total	$480.5	$442.4	9%

(1)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

*Not meaningful

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Discussion of Results by Business Segment1:

Options:

●	Options net revenue of $290.8 million was up $35.3 million, or 14 percent, from the third quarter of 2022. Net transaction and clearing fees[2] increased primarily as a result of a 28 percent increase in index options trading volumes versus the third quarter of 2022. Access and capacity fees were 5 percent higher than third quarter 2022 and market data fees were 19 percent higher than third quarter 2022.
●	Net transaction and clearing fees[2] increased $38.2 million, or 18 percent, reflecting an 8 percent increase in total options average daily volume (“ADV”) and a 12 percent increase in total options RPC compared to the third quarter 2022. The increase in total options RPC was due to a mix shift, with index options representing a higher percentage of total options volume.
●	Cboe’s Options exchanges had total market share of 33.6 percent for the third quarter of 2023 compared to 33.8 percent in the third quarter of 2022.

North American (N.A.) Equities:

●	N.A. Equities net revenue of $95.1 million decreased $1.6 million, or 2 percent versus the third quarter of 2022, reflecting lower net transaction and clearing fees[2] and industry market data.
●	Net transaction and clearing fees[2] decreased by $3.5 million, or 11 percent, as compared to the third quarter of 2022. The decrease was primarily a result of a 4 percent decrease in U.S. Equities industry volumes and lower market share.
●	Cboe’s U.S. Equities exchanges had market share of 12.7 percent for the third quarter of 2023 compared to 13.3 percent in the third quarter of 2022. Cboe’s U.S. Equities off-exchange market share was 20.1 percent versus 21.7 percent in the third quarter of 2022. Canadian Equities market share rose to 15.2 percent as compared to 12.2 percent in the third quarter of 2022 given greater adoption by existing clients and new client growth.

Europe and Asia Pacific (APAC):

●	Europe and APAC net revenue of $45.6 million increased by 2 percent as compared to the third quarter of 2022, reflecting double-digit non-transaction revenue growth led by higher market data fees, access and capacity fees, and other. On a constant currency basis[2], net revenues were $43.2 million, down 3 percent on a year-over-year basis. European Equities average daily notional value (“ADNV”) traded on Cboe European Equities was €8.0 billion, down 17 percent compared to the third quarter of 2022 given a 13 percent decline in industry market volumes and lower market share.
●	For the third quarter of 2023, Cboe European Equities had 23.2 percent market share, down from 24.6 percent in the third quarter of 2022.

Futures:

●	Futures net revenue of $32.4 million increased $4.0 million compared to the third quarter of 2022, due to double-digit increases in net transaction and clearing fees[2], access and capacity fees, and market data fees.
●	Net transaction and clearing fees[2] increased $3.1 million, reflecting a 12 percent increase in ADV during the quarter.

Global FX:

●	Global FX net revenue of $18.3 million increased 6 percent, primarily due to higher net transaction and clearing fees[2]. ADNV traded on the Cboe FX platform was $44.4 billion for the quarter, up 8 percent compared to last year’s third quarter, and net capture per one million dollars traded was $2.64 for the quarter, down 2 percent compared to $2.69 in the third quarter of 2022.
●	Cboe FX market share was 20.2 percent for the quarter compared to 17.8 percent in last year’s third quarter, which sets a quarterly record for Cboe FX. The record was driven by new client growth and increased adoption of our diverse set of FX order types and trading protocols.

(1)The Digital and Corporate segments are not further discussed as results were not material during the third quarter of 2023.

(2)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

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2023 Fiscal Year Financial Guidance

Cboe provided guidance for the 2023 fiscal year as noted below.

●	Reaffirms high end of organic total net revenue growth[1] range of 7 to 9 percentage points in 2023, above medium-term organic total net revenue[1] guidance expectations of 5 to 7 percentage points.
●	Reaffirms revenue from acquisitions held less than a year[1] is expected to contribute total net revenue growth of approximately 0.4 percentage points in 2023.
●	Reaffirms organic net revenue[1] from Data and Access Solutions is expected to increase by approximately 7 to 10 percentage points in 2023, in line with medium-term guidance expectations.
●	Adjusted operating expenses[1] in 2023 are now expected to be in the range of $754 to $762 million, down from previous guidance of $766 to $774 million. The guidance excludes the expected amortization of acquired intangible assets of $116 million; the company reflects the exclusion of this amount in its non-GAAP reconciliation.
●	Reaffirms depreciation and amortization expense for 2023 to be in the range of $40 to $44 million, excluding the expected amortization of acquired intangible assets.
●	Other income (expense) from minority investments is now expected to contribute a $38 to $44 million benefit in 2023, up from the previous range of $34 to $40 million.
●	The effective tax rate on adjusted earnings[1] for the full year 2023 is now expected to be in the range of 27.5 to 29.5 percent, down from previous guidance of 28.5 to 30.5 percent. Significant changes in trading volume, expenses, tax laws or rates and other items could materially impact this expectation.
●	Capital expenditures for 2023 are now expected to be in the range of $42 to $48 million, down from the previous guidance of $48 to $54 million.

(1)Specific quantifications of the amounts that would be required to reconcile the company’s organic and inorganic growth guidance, adjusted operating expenses guidance and the effective tax rate on adjusted earnings guidance are not available. Acquisitions are considered organic after 12 months of closing. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition-related revenues and expenses that would be required to reconcile to GAAP revenues less cost of revenues, GAAP operating expenses and GAAP effective tax rate, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s organic growth, adjusted operating expenses and the effective tax rate on adjusted earnings would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

Capital Management

At September 30, 2023, the company had adjusted cash2 of $403.6 million. Total debt as of September 30, 2023 was $1,513.6 million, a decrease of $89.5 million from June 30, 2023.

The company paid cash dividends of $58.5 million, or $0.55 per share, and there were no share repurchases in the third quarter of 2023. As of September 30, 2023, the company had approximately $139.8 million of availability remaining under its existing share repurchase authorizations. As announced on October 26, 2023, the company's Board of Directors increased its share repurchase authorization by $250 million. This new authorization will be in addition to any unused amount remaining under the company's existing share repurchase authorizations. As of October 31, 2023, the company had approximately $389.8 million authorized and available for repurchase.

Earnings Conference Call

Executives of Cboe Global Markets will host a conference call to review its third-quarter financial results today, November 3, 2023, at 8:30 a.m. ET/7:30 a.m. CT. The conference call and any accompanying slides will be publicly available via live webcast from the Investor Relations section of the company’s website at www.cboe.com under Events & Presentations. Participants may also listen via telephone by dialing (888) 510-2176 (toll-free) or (646) 960-0279 (toll) and using the Conference ID 7074549. Telephone participants should place calls 10 minutes prior to the start of the call. The webcast will be archived on the company’s website for replay.

(2)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

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About Cboe Global Markets

Cboe Global Markets (Cboe: CBOE), the world’s leading derivatives and securities exchange network, delivers cutting-edge trading, clearing and investment solutions to people around the world. Cboe provides trading solutions and products in multiple asset classes, including equities, derivatives, FX, and digital assets, across North America, Europe, and Asia Pacific. Above all, Cboe is committed to building a trusted, inclusive global marketplace that enables people to pursue a sustainable financial future. To learn more about the Exchange for the World Stage, visit www.cboe.com.

Cautionary Statements Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. All statements that reflect our expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.

We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Some factors that could cause actual results to differ include: the loss of our right to exclusively list and trade certain index options and futures products; economic, political and market conditions; compliance with legal and regulatory obligations; price competition and consolidation in our industry; decreases in trading or clearing volumes, market data fees or a shift in the mix of products traded on our exchanges; legislative or regulatory changes or changes in tax regimes; our ability to protect our systems and communication networks from security vulnerabilities and breaches; our ability to attract and retain skilled management and other personnel, including compensation inflation; increasing competition by foreign and domestic entities; our dependence on and exposure to risk from third parties; global expansion of operations; factors that impact the quality and integrity of our indices; our ability to manage our growth and strategic acquisitions or alliances effectively; our ability to operate our business without violating the intellectual property rights of others and the costs associated with protecting our intellectual property rights; our ability to minimize the risks, including our credit, counterparty investment, and default risks, associated with operating a European clearinghouse; our ability to accommodate trading and clearing volume and transaction traffic, including significant increases, without failure or degradation of performance of our systems; misconduct by those who use our markets or our products or for whom we clear transactions; challenges to our use of open source software code; our ability to meet our compliance obligations, including managing potential conflicts between our regulatory responsibilities and our for-profit status; our ability to maintain BIDS Trading as an independently managed and operated trading venue, separate from and not integrated with our registered national securities exchanges; damage to our reputation; the ability of our compliance and risk management methods to effectively monitor and manage our risks; restrictions imposed by our debt obligations and our ability to make payments on or refinance our debt obligations; our ability to maintain an investment grade credit rating; impairment of our goodwill, long-lived assets, investments or intangible assets; the impacts of pandemics; the accuracy of our estimates and expectations; litigation risks and other liabilities; and operating a digital asset business and clearinghouse, including the expected benefits of our Cboe Digital acquisition, cybercrime, changes in digital asset regulation, losses due to digital asset custody, and fluctuations in digital asset prices. More detailed information about factors that may affect our actual results to differ may be found in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2022 and other filings made from time to time with the SEC.

We do not undertake, and we expressly disclaim, any duty to update any forward-looking statement whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

The condensed consolidated statements of income and balance sheets are unaudited and subject to revision.

Cboe Media Contacts:		Analyst Contact:
Angela Tu	Tim Cave	Kenneth Hill, CFA
(646) 856-8734	+44 (0) 7593 506 719	(312) 786-7559
atu@cboe.com	tcave@cboe.com	khill@cboe.com

CBOE-F

Trademarks:

Cboe®, Cboe Global Markets®, Cboe Volatility Index®, Bats®, BIDS Trading®, BZX®, BYX®, Chi-X®, Cboe Clear®, Cboe Digital®, EDGX®, EDGA®, MATCHNow®, and VIX® are registered trademarks of Cboe Global Markets, Inc. and its subsidiaries. All other trademarks and service marks are the property of their respective owners.

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Cboe Global Markets, Inc.

Key Performance Statistics by Business Segment

	3Q 2023	2Q 2023	1Q 2023	4Q 2022	3Q 2022
Options
Total industry ADV (in thousands)	43,411	42,964	46,057	42,694	39,947
Total company Options ADV (in thousands)	14,592	14,306	14,657	14,545	13,521
Multi-listed options	10,848	10,622	11,062	11,186	10,592
Index options	3,743	3,683	3,595	3,359	2,929
Total Options market share	33.6%	33.3%	31.8%	34.1%	33.8%
Multi-listed options	27.4%	27.1%	26.1%	28.5%	28.6%
Total Options RPC:	$0.270	$0.271	$0.267	$0.248	$0.242
Multi-listed options	$0.055	$0.061	$0.064	$0.060	$0.061
Index options	$0.894	$0.877	$0.889	$0.876	$0.896

North American Equities
U.S. Equities - Exchange:
Total industry ADV (shares in billions)	10.4	10.7	11.8	11.2	10.9
Market share %	12.7%	12.7%	12.7%	13.1%	13.3%
Net capture (per 100 touched shares)	$0.022	$0.021	$0.019	$0.024	$0.023
U.S. Equities - Off-Exchange:
ADV (touched shares, in millions)	71.4	78.7	89.4	80.8	80.1
Off-Exchange ATS Block Market Share % (reported on a one-month lag)	20.1%	19.9%	20.4%	21.0%	21.7%
Net capture (per 100 touched shares)	$0.129	$0.122	$0.113	$0.113	$0.114
Canadian Equities:
ADV (matched shares, in millions)	127.5	124.2	150.8	139.0	113.2
Total market share %	15.2%	14.5%	14.3%	13.6%	12.2%
Net capture (per 10,000 shares, in Canadian Dollars)	$3.976	$4.055	$4.039	$3.901	$4.316

Europe and Asia Pacific
European Equities:
Total industry ADNV (Euros - in billions)	€34.3	€38.7	€45.8	€40.1	€39.2
Market share %	23.2%	23.8%	24.9%	24.9%	24.6%
Net capture (per matched notional value (bps), in Euros)	€0.232	€0.230	€0.215	€0.224	€0.229
Cboe Clear Europe:
Trades cleared (in thousands)	255,152.3	275,519.8	359,418.1	342,472.9	343,051.6
Fee per trade cleared (in Euros)	€0.010	€0.009	€0.008	€0.007	€0.008
Net settlement volume (shares in thousands)	2,469.5	2,402.0	2,661.9	2,490.5	2,546.8
Net fee per settlement (in Euros)	€0.927	€0.887	€0.953	€0.886	€0.902
Australian Equities:
ADNV (AUD - in billions)	$0.7	$0.7	$0.8	$0.7	$0.7
Market share - Continuous	17.9%	18.2%	18.5%	17.2%	16.7%
Net capture (per matched notional value (bps), in Australian Dollars)	$0.155	$0.160	$0.160	$0.142	$0.168
Japanese Equities:
ADNV (JPY - in billions)	¥148.7	¥184.3	¥183.3	¥114.1	¥160.6
Market share - Lit Continuous	3.3%	4.1%	4.8%	2.9%	4.4%
Net capture (per matched notional value (bps), in Yen)	¥0.257	¥0.256	¥0.243	¥0.265	¥0.259

Futures
ADV (in thousands)	230.0	197.4	231.8	193.3	205.0
RPC	$1.753	$1.826	$1.725	$1.689	$1.700

Global FX
Spot market share %	20.2%	19.5%	19.0%	18.4%	17.8%
ADNV ($ - in billions)	$44.4	$42.5	$45.0	$40.8	$41.3
Net capture (per one million dollars traded)	$2.64	$2.66	$2.64	$2.69	$2.69

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ADV = average daily volume; ADNV = average daily notional value.

RPC, average revenue per contract, for options and futures represents total net transaction fees recognized for the period divided by total contracts traded during the period.

Touched volume represents the total number of shares of equity securities and ETFs internally matched on our exchanges or routed to and executed on an external market center.

Matched volume represents the total number of shares of equity securities and ETFs executed on our exchanges.

U.S. Equities - Exchange, "net capture per 100 touched shares" refers to transaction fees less liquidity payments and routing and clearing costs divided by the product of one-hundredth ADV of touched shares on BZX, BYX, EDGX and EDGA and the number of trading days. U.S. Equities – Off-Exchange data reflects BIDS Trading. For U.S. Equities – Off-Exchange, “net capture per 100 touched shares” refers to transaction fees less order and execution management system (OMS/EMS) fees and clearing costs divided by the product of one-hundredth ADV of touched shares on BIDS Trading and the number of trading days for the period.

Canadian Equities, “net capture per 10,000 shares” refers to transaction fees divided by the product of one-ten thousandth ADV of shares for MATCHNow and Cboe Canada and the number of trading days. Total market share represents MATCHNow and Cboe Canada volume divided by the total volume of the Canadian Equities market.

European Equities, "net capture per matched notional value" refers to transaction fees less liquidity payments in Euros divided by the product of ADNV in Euros of shares matched on Cboe Europe Equities and the number of trading days. “Trades cleared” refers to the total number of non-interoperable trades cleared, "Fee per trade cleared" refers to clearing fees divided by number of non-interoperable trades cleared, “Net settlement volume” refers to the total number of settlements executed after netting, and "Net fee per settlement" refers to settlement fees less direct costs incurred to settle divided by the number of settlements executed after netting.

Asia Pacific data reflects the acquisition of Cboe Asia Pacific (formerly Chi-X Asia Pacific). Australian Equities “Net capture per matched notional value” refers to transaction fees less liquidity payments in Australian dollars divided by the product of ADNV in Australian dollars of shares matched on Cboe Australia and the number of Australian Equities trading days. Japanese Equities “Net capture per matched notional value” refers to transaction fees less liquidity payments in Japanese Yen divided by the product of ADNV in Japanese Yen of shares matched on Cboe Japan and the number of Japanese Equities trading days.

Global FX, "net capture per one million dollars traded" refers to transaction fees less liquidity payments, if any, divided by the Spot and SEF products of one-thousandth of ADNV traded on the Cboe FX Markets and the number of trading days, divided by two, which represents the buyer and seller that are both charged on the transaction. Market Share represents Cboe FX volume divided by the total volume of publicly reporting spot FX venues (Cboe FX, EBS, Refinitiv, and Euronext FX).

Average transaction fees per contract can be affected by various factors, including exchange fee rates, volume-based discounts and transaction mix by contract type and product type.

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Cboe Global Markets, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

Three and Nine Months Ended September 30, 2023 and 2022

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share amounts)	2023	2022	2023	2022
Revenues:
Cash and spot markets	$335.1	$434.2	$1,083.4	$1,354.6
Data and access solutions	137.0	126.1	401.7	368.9
Derivatives markets	436.7	433.2	1,319.7	1,230.3
Total Revenues	908.8	993.5	2,804.8	2,953.8
Cost of Revenues:
Liquidity payments	323.7	392.3	1,032.9	1,288.8
Routing and clearing	17.8	20.2	62.6	63.4
Section 31 fees	36.1	105.4	145.5	220.7
Royalty fees and other cost of revenues	50.7	33.2	144.8	96.3
Total Cost of Revenues	428.3	551.1	1,385.8	1,669.2
Revenues Less Cost of Revenues	480.5	442.4	1,419.0	1,284.6
Operating Expenses:
Compensation and benefits	96.1	102.0	313.0	269.4
Depreciation and amortization	38.8	41.0	120.0	122.1
Technology support services	25.0	19.1	75.5	56.4
Professional fees and outside services	24.4	20.4	68.7	64.2
Travel and promotional expenses	8.9	6.1	28.6	14.5
Facilities costs	6.2	6.2	20.0	19.3
Acquisition-related costs	0.8	1.6	7.9	17.9
Goodwill impairment	—	0.8	—	460.9
Other expenses	9.1	8.4	21.4	20.8
Total Operating Expenses	209.3	205.6	655.1	1,045.5
Operating Income	271.2	236.8	763.9	239.1
Non-operating (Expenses) Income:
Interest expense	(15.4)	(16.1)	(49.2)	(42.9)
Interest income	3.5	0.8	8.3	2.2
Other income (expense), net	10.8	7.5	37.1	(1.3)
Total Non-operating Expenses	(1.1)	(7.8)	(3.8)	(42.0)
Income Before Income Tax Provision	270.1	229.0	760.1	197.1
Income tax provision	61.9	78.8	210.7	121.8
Net Income	208.2	150.2	549.4	75.3
Net income allocated to participating securities	(1.1)	(0.6)	(2.7)	(0.6)
Net Income Allocated to Common Stockholders	$207.1	$149.6	$546.7	$74.7
Net Income Per Share Allocated to Common Stockholders:
Basic earnings per share	$1.96	$1.41	$5.17	$0.70
Diluted earnings per share	1.95	1.41	5.15	0.70
Weighted average shares used in computing income per share:
Basic	105.7	106.2	105.8	106.4
Diluted	106.1	106.4	106.2	106.6

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News Release Page 9 of 13

Cboe Global Markets, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

September 30, 2023 and December 31, 2022

	September 30,	December 31,
(in millions)	2023	2022
Assets
Current Assets:
Cash and cash equivalents	$403.1	$432.7
Financial investments	34.0	91.7
Accounts receivable, net	359.1	369.8
Margin deposits, clearing funds, and interoperability funds	1,324.7	543.0
Digital assets - safeguarded assets	40.2	22.9
Income taxes receivable	60.4	48.3
Other current assets	56.4	47.6
Total Current Assets	2,277.9	1,556.0

Investments	342.6	253.2
Land	—	2.3
Property and equipment, net	105.6	108.2
Property held for sale	8.7	—
Operating lease right of use assets	111.9	111.7
Goodwill	3,124.9	3,122.8
Intangible assets, net	1,571.3	1,662.8
Other assets, net	189.6	181.9
Total Assets	$7,732.5	$6,998.9

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$375.8	$420.2
Section 31 fees payable	11.6	147.1
Deferred revenue	9.1	11.7
Margin deposits, clearing funds, and interoperability funds	1,324.7	543.0
Income taxes payable	—	3.5
Digital assets - safeguarded liabilities	40.2	22.9
Current portion of long-term debt	74.9	304.7
Current portion of contingent consideration liabilities	13.2	24.1
Total Current Liabilities	1,849.5	1,477.2

Long-term debt	1,438.7	1,437.3
Non-current unrecognized tax benefits	233.9	196.1
Deferred income taxes	213.1	222.9
Non-current operating lease liabilities	129.0	129.3
Non-current portion of contingent consideration liabilities	15.0	15.0
Other non-current liabilities	65.0	55.8
Total Liabilities	3,944.2	3,533.6

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1.1	1.1
Treasury stock at cost	(222.9)	(131.0)
Additional paid-in capital	1,506.0	1,455.1
Retained earnings	2,555.5	2,171.1
Accumulated other comprehensive loss, net	(51.4)	(31.0)
Total Stockholders’ Equity	3,788.3	3,465.3

Total Liabilities and Stockholders’ Equity	$7,732.5	$6,998.9

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Non-GAAP Information

In addition to disclosing results determined in accordance with GAAP, Cboe Global Markets has disclosed certain non-GAAP measures of operating performance. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. The non-GAAP measures provided in this press release include net transaction and clearing fees, adjusted operating expenses, adjusted operating income, organic net revenue, inorganic net revenue, and adjusted operating margin, adjusted net income allocated to common stockholders and adjusted diluted earnings per share, effective tax rate on adjusted earnings, adjusted cash, EBITDA, EBITDA margin, adjusted EBITDA and adjusted EBITDA margin.

Management believes that the non-GAAP financial measures presented in this press release provide additional and comparative information to assess trends in our core operations and a means to evaluate period-to-period comparisons. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results.

Organic net revenue, inorganic net revenue, organic non-transaction revenue and organic net revenue guidance: These are non-GAAP financial measures that exclude or have otherwise been adjusted for the impact of our acquisitions for the period or guidance, as applicable. Management believes the organic net revenue growth and guidance measures provide users with supplemental information regarding the company’s ongoing and future potential revenue performances and trends by presenting revenue growth and guidance excluding the impact of the acquisitions. Revenues from acquisitions that have been owned for at least one year are considered organic and are no longer excluded from organic net revenue from either period for comparative purposes.

Amortization expense of acquired intangible assets: We amortize intangible assets acquired in connection with various acquisitions. Amortization of intangible assets is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. As such, if intangible asset amortization is included in performance measures, it is more difficult to assess the day-to-day operating performance of the businesses, the relative operating performance of the businesses between periods and the earnings power of the company. Therefore, we believe performance measures excluding intangible asset amortization expense provide investors with an additional basis for comparison across accounting periods.

Acquisition-related expenses: From time to time, we have pursued acquisitions, which have resulted in expenses which would not otherwise have been incurred in the normal course of the company’s business operations. These expenses include integration costs, as well as legal, due diligence, impairment charges, and other third-party transaction costs. The frequency and the amount of such expenses vary significantly based on the size, timing and complexity of the transaction. Accordingly, we exclude these costs for purposes of calculating non-GAAP measures which provide an additional analysis of Cboe’s ongoing operating performance or comparisons in Cboe’s performance between periods.

The tables below show the reconciliation of each financial measure from GAAP to non-GAAP. The non-GAAP financial measures exclude the impact of those items detailed below and are referred to as adjusted financial measures.

Organic Net Revenue Reconciliation

Table 3	Three Months Ended		Nine Months Ended
(in millions)	September 30,		September 30,
Reconciliation of Revenues Less Cost of Revenues to Organic Net Revenue	2023	2022	2023	2022
Revenues less cost of revenues (net revenue)	$480.5	$442.4	$1,419.0	$1,284.6
Less acquisitions:
Acquisition revenues less cost of revenues (inorganic net revenue)	—	—	(7.6)	—
Organic net revenue	$480.5	$442.4	$1,411.4	$1,284.6

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Reconciliation of GAAP and Non-GAAP Information

	Three Months Ended		Nine Months Ended
Table 4	September 30,		September 30,
(in millions, except per share amounts)	2023	2022	2023	2022
Reconciliation of Net Income Allocated to Common Stockholders to Non-GAAP (As shown on Table 1)
Net income allocated to common stockholders	$207.1	$149.6	$546.7	$74.7
Non-GAAP adjustments
Acquisition-related expenses (1)	0.8	1.6	7.9	17.9
Investment establishment costs (2)	—	—	—	3.0
Gain on investment (3)	—	—	—	(7.5)
Loan forgiveness (4)	—	—	—	(1.3)
Amortization of acquisition-related intangibles (5)	28.2	30.4	88.4	91.1
Impairment of goodwill (6)	—	0.8	—	460.9
Impairment of investment (7)	—	—	—	10.6
Income from investment (8)	—	—	(2.1)	—
Total Non-GAAP adjustments	29.0	32.8	94.2	574.7
Income tax (expense) benefit related to the items above	(6.9)	2.9	(23.3)	(149.0)
Tax reserves (9)	(10.2)	—	(7.9)	48.5
Net income allocated to participating securities - effect on reconciling items	(0.1)	(0.1)	(0.3)	(1.7)
Adjusted earnings	$218.9	$185.2	$609.4	$547.2

Reconciliation of Diluted EPS to Non-GAAP
Diluted earnings per common share	$1.95	$1.41	$5.15	$0.70
Per share impact of non-GAAP adjustments noted above	0.11	0.33	0.59	4.43
Adjusted diluted earnings per common share	$2.06	$1.74	$5.74	$5.13

Reconciliation of Operating Margin to Non-GAAP
Revenue less cost of revenue	$480.5	$442.4	$1,419.0	$1,284.6
Non-GAAP adjustments noted above	—	—	—	—
Adjusted revenue less cost of revenue	$480.5	$442.4	$1,419.0	$1,284.6
Operating expenses (10)	$209.3	$205.6	$655.1	$1,045.5
Non-GAAP adjustments noted above	29.0	32.8	96.3	569.9
Adjusted operating expenses	$180.3	$172.8	$558.8	$475.6
Operating income	$271.2	$236.8	$763.9	$239.1
Non-GAAP adjustments noted above	29.0	32.8	96.3	569.9
Adjusted operating income	$300.2	$269.6	$860.2	$809.0
Adjusted operating margin (11)	62.5%	60.9%	60.6%	63.0%

Reconciliation of Income Tax Rate to Non-GAAP
Income before income taxes	270.1	229.0	760.1	197.1
Non-GAAP adjustments noted above	29.0	32.8	94.2	574.7
Adjusted income before income taxes	$299.1	$261.8	$854.3	$771.8

Income tax provision	61.9	78.8	210.7	121.8
Non-GAAP adjustments noted above	17.1	(2.9)	31.2	100.5
Adjusted income tax expense	$79.0	$75.9	$241.9	$222.3
Adjusted income tax rate	26.4%	29.0%	28.3%	28.8%

(1) This amount includes ongoing acquisition related costs primarily from the Company’s Cboe Digital and Cboe Canada acquisitions.

(2) This amount represents the investment establishment costs related to the company’s investment in 7RIDGE Investments 3 LP, which acquired Trading Technologies, Inc.

(3) This amount represents the gain on the Company’s investment in Eris Digital Holdings LLC (“ErisX”) in connection with the full acquisition of Cboe Digital.

(4) This amount represents the forgiveness of a PPP (“Paycheck Protection Program”) loan previously held by Cboe Digital.

(5) This amount represents the amortization of acquired intangible assets related to the company’s acquisitions.

(6) This amount represents the impairment of goodwill recognized in the Digital reporting unit.

(7) This amount represents the impairment of investment related to the Company’s minority investment in American Financial Exchange, LLC.

(8) This amount represents the dividend from the Company’s minority ownership of Vest Group Inc.

(9) This amount represents the tax reserves related to Section 199 matters.

(10) The company sponsors deferred compensation plans held in a trust. The expenses or income related to the deferred compensation plans are included in “Compensation and benefits” ($0.8 million and $0.1 million in expense for the three months ended September 30, 2023 and 2022, respectively, and $6.0 million and $2.6 million in expense for the nine months ended September 30, 2023 and 2022, respectively), and are directly offset by deferred compensation income, expenses and dividends included within “Other income (expense), net” ($0.8 million and $0.1 million in income, expense and dividends in the three months ended September 30, 2023 and 2022, respectively, and $6.0 million and $2.6 million in income, expense and dividends in the nine months ended September 30, 2023 and 2022, respectively), on the condensed consolidated statements of income. The deferred compensation plans’ expenses are not excluded from “adjusted operating expenses” and do not have an impact on “Income before income taxes.”

(11) Adjusted operating margin represents adjusted operating income divided by adjusted revenue less cost of revenue.

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EBITDA Reconciliations

EBITDA (earnings before interest, income taxes, depreciation and amortization) and Adjusted EBITDA are widely used non-GAAP financial measures of operating performance. EBITDA margin represents EBITDA divided by revenues less cost of revenues (net revenue). It is presented as supplemental information that the company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the company’s core operating performance. EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA is calculated by adding back to EBITDA acquisition-related expenses, gain on investment, loan forgiveness, investment establishment costs, impairment of goodwill, impairment of investment, and income from investment. EBITDA and Adjusted EBITDA should not be considered as substitutes either for net income, as an indicator of the company’s operating performance, or for cash flow, as a measure of the company’s liquidity. In addition, because EBITDA and Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Adjusted EBITDA margin represents Adjusted EBITDA divided by net revenue.

Table 5	Three Months Ended		Nine Months Ended
(in millions, except percentages)	September 30,		September 30,
Reconciliation of Net Income Allocated to Common Stockholders to EBITDA and Adjusted EBITDA (Per Table 1)	2023	2022	2023	2022
Net income allocated to common stockholders	$207.1	$149.6	$546.7	$74.7
Interest expense, net	11.9	15.3	40.9	40.7
Income tax provision	61.9	78.8	210.7	121.8
Depreciation and amortization	38.8	41.0	120.0	122.1
EBITDA	$319.7	$284.7	$918.3	$359.3
EBITDA Margin	66.5%	64.4%	64.7%	28.0%

Non-GAAP adjustments not included in above line items
Acquisition-related expenses	0.8	1.6	7.9	17.9
Gain on investment	—	—	—	(7.5)
Loan forgiveness	—	—	—	(1.3)
Investment establishment costs	—	—	—	3.0
Impairment of goodwill	—	0.8	—	460.9
Impairment of investment	—	—	—	10.6
Income from investment	—	—	(2.1)	—
Adjusted EBITDA	$320.5	$287.1	$924.1	$842.9
Adjusted EBITDA Margin	66.7%	64.9%	65.1%	65.6%

Table 6
(in millions)	September 30,	December 31,
Reconciliation of Cash and Cash Equivalents to Adjusted Cash	2023	2022
Cash and cash equivalents	$403.1	$432.7
Financial investments	34.0	91.7
Less deferred compensation plan assets	(33.5)	(27.5)
Less cash collected for Section 31 Fees	—	(93.7)
Adjusted Cash	$403.6	$403.2

Table 7
(in millions)
Reconciliation of Net Transaction and Clearing Fees by Business Segment –Three Months Ended September 30, 2023 and 2022

	Consolidated		Options		N.A. Equities		Europe and APAC		Futures		Global FX		Digital
	September 30,		September 30,		September 30,		September 30,		September 30,		September 30,		September 30,
	2023	2022	2023	2022	2023	2022	2023	2022	2023	2022	2023	2022	2023	2022
Transaction and clearing fees	$678.6	$715.5	$384.6	$377.7	$221.9	$264.6	$32.6	$35.9	$25.4	$22.3	$15.6	$14.9	$(1.5)	$0.1
Liquidity payments	(323.7)	(392.3)	(130.5)	(160.3)	(185.6)	(223.5)	(7.3)	(8.4)	—	—	—	—	(0.3)	(0.1)
Routing and clearing	(17.8)	(20.2)	(5.8)	(7.3)	(7.3)	(8.6)	(4.4)	(4.0)	—	—	(0.3)	(0.3)	—	—
Net transaction and clearing fees	$337.1	$303.0	$248.3	$210.1	$29.0	$32.5	$20.9	$23.5	$25.4	$22.3	$15.3	$14.6	$(1.8)	$—

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Table 8
(in millions)
Reconciliation of Net Revenue by Revenue Caption –Three Months Ended September 30, 2023 and 2022
	Cash and Spot Markets		Data and Access Solutions		Derivatives Markets		Total
	Three Months Ended		Three Months Ended		Three Months Ended		Three Months Ended
	September 30,		September 30,		September 30,		September 30,
	2023	2022	2023	2022	2023	2022	2023	2022
Transaction and clearing fees	$268.6	$315.5	$—	$—	$410.0	$400.0	$678.6	$715.5
Access and capacity fees	—	—	87.7	81.8	—	—	87.7	81.8
Market data fees	18.7	19.9	48.6	43.1	9.3	8.0	76.6	71.0
Regulatory fees	30.3	90.4	—	—	16.7	24.5	47.0	114.9
Other revenue	17.5	8.4	0.7	1.2	0.7	0.7	18.9	10.3
Total revenues	$335.1	$434.2	$137.0	$126.1	$436.7	$433.2	$908.8	$993.5

Liquidity payments	$192.3	$231.3	$—	$—	$131.4	$161.0	$323.7	$392.3
Routing and clearing fees	12.0	12.9	—	—	5.8	7.3	17.8	20.2
Section 31 fees	29.1	89.9	—	—	7.0	15.5	36.1	105.4
Royalty fees and other cost of revenues	9.6	2.0	2.3	2.2	38.8	29.0	50.7	33.2
Total cost of revenues	$243.0	$336.1	$2.3	$2.2	$183.0	$212.8	$428.3	$551.1

Revenues less cost of revenues (net revenue)	$92.1	$98.1	$134.7	$123.9	$253.7	$220.4	$480.5	$442.4

Acquisition revenue less cost of revenues (inorganic net revenue)	—	—	—	—	—	—	—	—

Organic net revenue	$92.1	$98.1	$134.7	$123.9	$253.7	$220.4	$480.5	$442.4

Table 9
Reconciliation of GAAP Effective Tax Rate to Effective Tax Rate Excluding Goodwill Impairment and Section 199 Matters - Three Months and Nine Months Ended September 30, 2023 and 2022

	Three Months Ended,		Nine Months Ended,
	September 30,		September 30,
	2023	2022	2023	2022
GAAP effective tax rate	22.9%	34.4%	27.7%	61.8%
Tax effect of goodwill impairment	—%	—%	—%	(22.8)%
Tax effect of Section 199 related matters	4.2%	—%	1.6%	(7.4)%
Effective tax rate excluding goodwill impairment and excluding Section 199 matters	27.1%	34.4%	29.3%	31.6%

Table 10
Reconciliation of GAAP Net Revenues to Net Revenues in Constant Currency - Three Months and Nine Months Ended September 30, 2023

	Three Months Ended,	Nine Months Ended,
	September 30,	September 30,
	2023	2023
Europe and Asia Pacific net revenues	$45.6	$142.2
Constant currency adjustment	(2.4)	1.5
Europe and Asia Pacific net revenues in constant currency[1]	$43.2	$143.7

(1) Net revenues in constant currency is calculated by converting the current period GAAP net revenues in local currency using the foreign currency exchange rates that were in effect during the previous comparable period.

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